Exhibit 4.4

Form of Warrant Issued to Purchasers of

Convertible Secured Promissory Notes

as amended by the Omnibus Amendment

to Convertible Secured Promissory Notes and Warrants

dated November 30, 2005

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

No.  3

ISSUED:  October 31, 2002

MEDLYTE, INC.

SHARE PURCHASE WARRANT

This Share Purchase Warrant (this “Warrant”) certifies that Johnson & Johnson Development Corporation, A New Jersey corporation, or its assigns (the “Registered Holder”), for value received, is entitled to purchase from Medlyte Diagnostics, Inc., a Delaware corporation (the “Company”), the number and character of fully paid and nonassessable shares of the Company’s capital stock (the “Warrant Shares”) as determined in Section 2 below.  The number and character of the Warrant Shares issuable upon exercise hereof and the purchase price therefor are subject to adjustment as provided herein.  This Warrant is being issued pursuant to that certain Note and Warrant Purchase Agreement, dated as October 31, 2002, by and among the Company, the Donald R. Swortwood Trust Dated July 7, 1995; the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992; and the Registered Holder (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  Capitalized terms not otherwise defined herein shall have the respective meanings set forth in Section 1 hereof.

1.     Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:

“Equity Financing” shall mean a cash investment in the Company of at least $2,000,000 in exchange for a series of Company preferred stock having a liquidation preference senior to the Company’s existing series of preferred stock.

“Equity Financing Securities” shall mean those shares of the series of preferred stock issued pursuant to an Equity Financing.

 “Liquidity Event” shall mean (i) a merger, consolidation, recapitalization, reorganization share exchange or any similar event in which the holders of the voting stock of the Company immediately prior to such event will not own 50% or more of the voting stock of the continuing or surviving corporation or other entity, or the parent company of such corporation or other entity, immediately after such event, (ii) the sale, assignment, conveyance, transfer, lease or other disposition (other than the grant of a security interest) of more than 50% of the Company’s assets to any person or group, (iii) any sale or other disposition of the voting stock of the Company representing 50% or more of the total voting power of the Company’s outstanding capital stock in a single transaction or series of related transactions, (iv) any voluntary or involuntary liquidation, winding up of, dissolution or bankruptcy filing of or by the Company, or (v) an underwritten public offering of the Company’s common stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

2.     Warrant Shares.

(a)   Number of Warrant Shares.  This Warrant shall evidence the right of the Registered Holder to purchase up to a number of Warrant Shares determined by the following formula:

W =	P x C
M

where:

W = The number of Warrant Shares issuable upon exercise of this Warrant;

P = a percentage equal to:

(i)    20%, if an Equity Financing or Liquidity Event occurs between the date hereof and December 31, 2002;

(ii)   40%, if an Equity Financing or Liquidity Event occurs after December 31, 2002.

C =  the balance of the Principal Amount and interest accrued under the Convertible Secured Promissory Note issued in conjunction herewith at the date of its conversion

M = the per share price of the Equity Financing Securities, in the event this Warrant is exercised for Equity Financing Securities.

(b)   Exercise Price.  The per Warrant Share exercise price (the “Exercise Price”) shall be an amount equal to 10% of the per share price of the Equity Financing Securities.

3.     Exercise Period.

(a)   This Warrant may be exercised by the Registered Holder at any time or from time to time between the date hereof and the tenth anniversary of the date hereof by surrendering this Warrant at the principal office of the Company (or at such other office or agency as the Company may designate by notice in writing to the Registered Holder pursuant to Section 15 hereto) with the Form of Subscription attached hereto as Exhibit A duly executed by such Registered Holder, accompanied by payment in full by cash, check or wire transfer in the amount equal to (i) the number of Warrant Shares for which this Warrant is being exercised multiplied by (ii) the applicable Exercise Price (the “Purchase Price”).  This Warrant may be exercised for less than the full number of Warrant Shares at the time called for hereby, except that the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced.  Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to the Registered Holder without any charge therefor.

(b)   The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3(a) above.  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the Registered Holder or Registered Holders of record of the Warrant Shares represented by such certificates.

(c)   Issuance of Certificates.  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Registered Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares.  Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Registered Holder hereof is entitled upon such exercise, shall be delivered to the Registered Holder hereof by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised.  In case of a purchase of less than all the Warrant Shares, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase to the Registered Holder hereof within a reasonable time, not exceeding fifteen (15) days after the date of such surrender.  Each stock certificate so delivered shall be in such denominations as may be requested by the Registered Holder hereof and shall be registered in the name of such Registered Holder or such other name as shall be designated by such Registered Holder.

4.     Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise or conversion of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised or converted, the Company will use its best efforts to cause a sufficient number of shares of authorized but unissued Common Stock to be authorized when and as required to provide for the exercise or conversion of the rights represented by this Warrant.  The Company will take all such action as may be necessary to assure that such shares of capital stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the stock may be listed.

5.     Adjustment of Exercise Price and Number of Shares.

(a)   Subdivision or Combination of Shares.  In case the Company shall at any time subdivide any of its outstanding shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares issuable upon exercise hereof shall be proportionately increased, and conversely, in case any outstanding shares of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of share issuable upon exercise hereof shall be proportionately decreased.

(b)   Dividends, Reclassification.  If at any time or from time to time any holders of the Company’s capital stock shall have received or become entitled to receive, without payment thereof,

(i)         any Common Stock or any shares or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

(ii)        any cash paid or payable otherwise than as a regular periodic cash dividend at a rate which is substantially consistent with past practice (or, in the case of an initial dividend, at a rate which is substantially consistent with industry practice); or

(iii)       any securities of the Company or other property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement or merger, consolidation or sale of substantially all of the assets of the Company;

then and in each such case, the Registered Holder hereof shall, upon the exercise or conversion of this Warrant, be entitled to receive, in addition to the number of shares of such capital stock receivable thereupon, and without payment of any additional consideration thereof, the amount of stock and other securities and property (including cash in the cases referred to in clauses (a) through (c) above) which such Registered Holder would hold on the date of such exercise or conversion had the Registered Holder been the Registered Holder of record of such capital stock as of the date on which holders of such capital stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

(c)           Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Company’s board of directors in its reasonable judgment shall make an appropriate adjustment to the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrant.

6.     Conversion or Redemption.  Should all of the Company’s capital stock of the same class and series as the Warrant Shares be, or if outstanding would be, at any time prior to or upon the expiration of this Warrant or any portion thereof, redeemed or converted into Common Stock, then this Warrant shall immediately become exercisable or convertible for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the capital stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of capital stock for which this Warrant was exercisable or convertible immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable or convertible immediately after such conversion or redemption.

7.     Notices.  If at any time:

(a)           there shall be a Liquidity Event; or

(b)           the Company shall take or propose to take any other action, notice of which is actually provided to or is required to be provided, pursuant to any written agreement, to holders of shares of the Company’s capital stock, then the Company shall give, by first class mail, postage prepaid, addressed to the Registered Holder of this Warrant at the address of such Registered Holder as shown of the books of the Company, notice of such Liquidity Event or other event at least 10 days prior to the commencement thereof.

The Company shall not effect any consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

8.     Issue Tax.  The issuance of certificates for the Warrant Shares shall be made without charge to the Registered Holder for any issue tax in respect thereof, provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Registered Holder of the Warrant being transferred.

9.     No Voting or Dividend Rights; Limitation of Liability.  Prior to the exercise hereof, nothing herein shall be construed as conferring upon the Registered Holder the right to vote or to consent to any action requiring shareholder approval with respect to the Warrant Shares issuable upon exercise hereof.  Except as provided in Section 5, no dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised or converted.  No provisions hereof, in the absence of affirmative action by the Registered Holder to purchase shares of capital stock, and no mere enumeration herein of the rights or privileges of the Registered Holder hereof, shall give rise to any liability of such Registered Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

10.  Modification and Waiver.  This Warrant and any provision hereof may only be amended by an instrument in writing signed by both parties.

11.  Notice.  Any notice, request or other document required or permitted to be given or delivered to the Registered Holder hereof or the Company shall be delivered or shall be sent by certified or registered mail, postage prepaid, by facsimile transmission or by overnight courier, to the Registered Holder at its address and facsimile number as shown on the books of the Company or to the Company at the address indicated on the execution page of this Warrant.

12.  Descriptive Headings.  The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

13.  Lost Warrants of Stock Certificates.  The Company represents and warrants to the Registered Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

14.  Remedies.  The Company stipulates that the remedies at law of the Registered Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15.  Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Registered Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

16.  Governing Law; Consent to Jurisdiction; Waiver to Jury Trial.  THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF A FEDERAL COURT LOCATED WITHIN THE COUNTY OF SAN DIEGO IN THE STATE OF CALIFORNIA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO OR ARISING OUT OF THIS WARRANT SHALL BE TRIED AND LITIGATED ONLY IN SUCH COURT.  THE PARTIES HEREBY WAIVE TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT, OR PROCEEDING, ANY CLAIM THAT THEY ARE NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURT, THAT THEY ARE IMMUNE FROM EXTRATERRITORIAL INJUNCTIVE RELIEF OR OTHER INJUNCTIVE RELIEF, THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR MAINTAINED IN THE ABOVE-NAMED COURT, THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT OR MAINTAINED IN THE ABOVE-NAMED COURT SHOULD BE DISMISSED ON THE GROUNDS OF FORUM NON CONVENIENS, SHOULD BE TRANSFERRED TO ANY COURT OTHER THAN THE ABOVE-NAMED COURT, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE ABOVE-NAMED COURT.  THE PARTIES HEREBY CONSENT TO SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the undersigned have executed this Warrant as of the date first written above.

COMPANY:

Medlyte, Inc.

By:
Name: William Gerhart, CEO

Address for notice:

5500 Campanile Drive
San Diego, CA 92182

ACKNOLWEDGED AND AGREED:

REGISTERED HOLDER:
Johnson & Johnson Development Corporation

By:
Name: Roy Cosan, Vice President

Address for Notices:

Johnson & Johnson Development Corporation
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Appendix A

FORM OF SUBSCRIPTION

[To be executed only upon exercise of Warrant]

To Medlyte, Inc.:

The undersigned registered holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, [        ] shares of Medlyte, Inc. and herewith makes payment of $              and requests that the certificates for such shares be issued in the name of, and delivered to, whose address is set forth below.

Date:
(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)